Exhibit 99.2

Keating Capital Reports Q2 2013 Results

Pre-IPO Investor Provides Financial Update

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--July 29, 2013--On July 29, 2013, Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO) reported financial results for the quarter ended June 30, 2013.

Management Commentary

“Although we did not make any new investments during the second quarter, we were quite active on the disposition front. During the second quarter of 2013, we sold our entire positions in Solazyme, LifeLock and Corsair Components. We generated aggregate net realized gains of approximately $4.4 million, or approximately $0.48 per share, from these dispositions. We have now completed four portfolio company exits, three of which have generated net realized gains. Consistent with our distribution policy, our Board declared a special cash dividend of $0.24 per share for each of the second and third quarters of 2013,” stated Timothy J. Keating, CEO of Keating Capital, Inc.

Highlights for the Quarter Ended June 30, 2013

  Net realized gains of $4.4 million from disposition of three portfolio companies
  $0.48 per share special dividend declared; $0.24 per share paid in Q2 and $0.24 per share to be paid in Q3
  159,996 shares of common stock repurchased for $1.0 million, an average price of $6.43 per share, or a 20% weighted-average discount to NAV
  NAV of $7.79 per share as of June 30, 2013
  Portfolio company, Tremor Video, completes a $75 million IPO
  Weighted-average portfolio company holding period of 1.6 years

Net Realized Gains of $4.4 Million and $0.48 per Share Dividend

During the second quarter of 2013, in addition to the disposition of its remaining Solazyme, Inc. position, the Company sold its entire positions in LifeLock, Inc. and Corsair Components, Inc. As a result of these second quarter sales, the Company generated aggregate net realized gains of approximately $4.4 million, or approximately $0.48 per share. The Company has now completed four portfolio company exits (out of a total of 20 portfolio company investments), three of which have generated net realized gains.

The following table summarizes the realized gains and losses from the Company’s sale of portfolio company investments from inception through June 30, 2013 and the related portfolio company returns. Portfolio company returns are calculated at the portfolio company level (net of any selling expenses, including broker commissions), however, the portfolio company returns set forth below do not reflect any of the Company’s operating expenses.

	Quarter of	Weighted
	Complete	Average			Total	Total	Internal
Portfolio	Disposition of	Holding Period	Investment	Realized	Return	Rate of	Rate of
Company	Interest	(Years)	Amount	Gain (Loss)	Multiple[1]	Return[2]	Return (IRR)[3]

Corsair Components, Inc.	Q2 2013	1.8	$4,000,080	$675,317	1.17x	17%	9%

LifeLock, Inc.	Q2 2013	1.1	$5,000,000	$3,675,041	1.74x	74%	66%

Solazyme, Inc.	Q2 2013	1.8	$2,080,750	$453,452	1.22x	22%	12%

NeoPhotonics Corp.	Q3 2012	2.6	$1,000,000	$(121,428)	0.88x	-12%	-5%

Total		1.6	$12,080,830	$4,682,381	1.39x	39%	22%
					Weighted-Average Return Multiple and Rates of Return
[1]Total return multiple on a portfolio company investment is determined by dividing the net proceeds realized from the sale of such investment by the aggregate cost of such investment. The weighted-average total return multiple is determined by dividing the aggregate net proceeds from the sale of all disposed portfolio companies by the aggregate investment cost of all disposed portfolio companies.

[2]Total rate of return on a portfolio company investment is determined by dividing the net gain or loss realized from the sale of such investment by the aggregate cost of such investment. The total rate of return is not annualized. The weighted-average total rate of return is determined by dividing the aggregate net gains and losses realized from the sale of all disposed portfolio company investments by the aggregate cost of all disposed portfolio company investments. The weighted-average total rate of return is not annualized.

[3]Internal rate of return is the annualized rate of return on a portfolio company investment taking into account the amount and timing of all cash flows related to such portfolio company investment including the initial investment, any follow-on investment and the net proceeds from the sale of such investment. The weighted-average internal rate of return is the annualized rate of return on all disposed portfolio company investments taking into account the amount and timing of the cash flows related to all disposed portfolio company investments (as a group).

Tremor Video IPO

On June 26, 2013, Tremor Video, Inc. completed the pricing of its IPO selling 7.5 million shares of common stock at a price of $10.00 per share. The shares began trading the following day on the New York Stock Exchange under the ticker symbol "TRMR."

Tremor Video was founded in 2005 and is headquartered in New York. It is an online video technology and advertising company that provides video advertising solutions to major brand advertisers and publishers of Web videos.

Keating Capital purchased shares of Tremor Video’s Series F convertible preferred stock for $4 million on September 6, 2011. Based on the special Series F conversion rights upon an IPO, Keating Capital received approximately 599,998 shares of common stock upon conversion, with each share of common stock having a cost basis of $6.67. As of June 30, 2013, Keating Capital’s investment in Tremor Video had a fair value of approximately $4.9 million (taking into account a 10% discount for the post-IPO lockup restrictions) compared to the March 31, 2013 fair value of approximately $3.9 million. The lockup restrictions on the Tremor Video common shares held by Keating Capital expire in late December 2013.

Tremor Video is the fourth portfolio company (out of a total of 20 portfolio company investments) that has successfully completed an IPO since Keating Capital’s first portfolio company investment in January 2010. The disposition of Keating Capital’s interest in Corsair during the second quarter was made as part of a sale of a controlling stake to a private equity firm. Corsair had previously attempted to complete its IPO in May 2012 shortly after the Facebook IPO fiasco.

Weighted-Average Holding Period of 1.6 Years

As of June 30, 2013, the weighted-average holding period of Keating Capital’s 16 portfolio companies was 1.6 years.

Based on information received from portfolio companies, the Company believes that more than half of its 15 private portfolio companies could complete an IPO or sale transaction during 2014, although a majority of these are expected to occur in the second half of 2014. However, there can be no assurance that any of these private portfolio companies will complete an IPO or sale transaction in 2014, or at all.

Stock Repurchase Program

During the second quarter, the Company repurchased 159,996 shares of its common stock for approximately $1.0 million, or an average price of $6.43 per share. The shares repurchased in the second quarter were made at a 20% weighted-average discount to net asset value (“NAV”) per share.

Since the inception of the stock repurchase program in May 2012, the Company has repurchased 311,555 shares of its common stock for approximately $2.1 million, or an average price of $6.64 per share. The weighted-average discount to NAV for all repurchased shares was 18%.

The Company believes the stock repurchase program continues to be an important part of its strategy to reduce the current NAV discount, even though these repurchases decrease the capital available for investment and increase the Company’s operating expense ratio.

Capitalization

As of June 30, 2013, the Company had 8,972,226 shares of common stock issued and outstanding. There are no options, warrants, or other classes of securities issued or outstanding. Additionally, the Company had no debt as of June 30, 2013.

Results of Operations and Balance Sheet

Decrease in Net Asset Value for the Second Quarter

As of June 30, 2013, the total fair value of Keating Capital’s 16 portfolio company investments was $52.7 million. The Company also had cash and cash equivalents of $18.5 million, or $2.07 per share. During the second quarter, the Company received $14.9 million from the proceeds of the sale of three portfolio companies. The Company’s net assets at June 30, 2013 were $69.9 million.

As of June 30, 2013, the Company’s NAV was $7.79 per share—a decrease of $0.21 per share from the first quarter NAV of $8.00. The components that typically drive the changes in NAV each quarter are: (i) net investment losses, effectively the Company’s operating expenses; (ii) realized gains/losses; (iii) the change in unrealized appreciation/depreciation on portfolio company investments, and (iv) cash distributions paid to stockholders or capital transactions. For the second quarter:

  The Company had net investment loss—effectively the Company’s operating expenses (including base management fees and accrued incentive fees)—of approximately $1.3 million, or a loss of $0.15 per share. The Company’s operating expenses, excluding base management fees, accrued incentive fees and costs related to its withdrawn registration statement, were approximately $403,000 in the second quarter. On May 20, 2013, the Company withdrew its registration statement for an underwritten follow-on offering because it was determined an underwritten offering was not feasible at the time. As a result, the Company charged-off approximately $290,000 of the deferred offering costs related to legal, audit and printing costs, which are included in the second quarter operating expenses.
  The Company had net realized gains of approximately $4.4 million during the quarter, or an increase of $0.48 per share.
  The Company had a net decrease in unrealized appreciation on its portfolio company investments of approximately $3.1 million, or a decrease of $0.34 per share, as a result of the following:

    A reversal of the March 31, 2013 net unrealized appreciation of approximately $4.7 million on the three portfolio companies that were sold in the second quarter: Corsair, Solazyme and LifeLock.
    Write-downs during the quarter of approximately $2.4 million in four portfolio companies.
    Write-ups during the quarter of approximately $4.0 million in 11 portfolio companies.

    Excluding the $4.7 million in reversals of net unrealized appreciation on the Company’s second quarter dispositions, the Company had a net increase in unrealized appreciation of approximately $1.7 million during the second quarter on its portfolio company positions held at June 30, 2013.
  The Company’s NAV increased by $0.03 per share as a result of its share repurchases. This increase was offset by the dividend of $0.24 per share paid in June.

The following table details the change in net asset value for the quarter ended June 30, 2013.

Keating Capital, Inc.
Change in Net Asset Value

	Three Months Ended
	June 30, 2013
	Amount	Per Share[1]

Net Asset Value, Beginning of Period[2]	$73,092,420	$8.00

Net Investment Loss	(1,325,466)	(0.15)

Net Realized Gain on Investments:
Corsair Components, Inc.	675,317	0.07
LifeLock, Inc.	3,675,041	0.40
Solazyme, Inc.	49,820	0.01

Net Realized Gain on Investments:	4,400,178	0.48

Net Change in Unrealized Appreciation (Depreciation) on Investments:
Tremor Video, Inc.	999,984	0.11
TrueCar, Inc.	660,000	0.07
MBA Polymers, Inc.	570,000	0.06
Zoosk, Inc.	510,000	0.06
Xtime, Inc.	487,833	0.05
Solazyme, Inc.	351,331	0.04
Kabam, Inc.	300,000	0.03
Agilyx Corporation	140,000	0.02
Metabolon, Inc.	130,000	0.02
Suniva, Inc.	120,000	0.01
Jumptap, Inc.	60,000	0.01
SilkRoad, Inc.	50,000	0.01
Livescribe, Inc.	-	-
Glam Media, Inc.	(170,000)	(0.02)
Harvest Power, Inc.	(170,000)	(0.02)
Stoke, Inc.	(870,000)	(0.10)
Corsair Components, Inc.	(991,920)	(0.11)
BrightSource Energy, Inc.	(1,147,125)	(0.13)
LifeLock, Inc.	(4,095,660)	(0.45)

Net Change in Unrealized Appreciation (Depreciation) on Investments:	(3,065,557)	(0.34)

Net Increase in Net Assets Resulting from Operations	9,155	*

Stockholder Distributions:
Stockholder distributions paid from net realized gains	(2,164,145)	(0.24)

Capital Stock Transactions:
Repurchases of Common Stock	(1,028,629)	0.03

Net Asset Value, End of Period[2]	$69,908,801	$7.79

Weighted Average Common Shares Outstanding During Period	9,086,011

Common Shares Outstanding At End of Period	8,972,226

* Per share amounts less than $0.01. Note, due to rounding, the components for the net increase in net assets resulting from operations do not subtotal to less than $0.01 per share.

[1]Unless otherwise indicated, per share data based on weighted average common shares outstanding during the period.

[2]Per share data based on total common shares outstanding at the beginning and end of the corresponding period.

Dividend Distributions

Since 2011, the Company has made three distributions to stockholders totaling $0.40 per share as follows:

  In May 2011, the Company paid $0.13 per share as a return of capital.
  In December 2012, the Company paid a dividend of $0.03 per share representing 100% of net realized capital gains for 2012.
  In June 2013, the Company paid a dividend of $0.24 per share representing half of the $0.48 per share in net gains realized in the first half of 2013.

Portfolio Analysis

As of June 30, 2013, the net unrealized appreciation of Keating Capital’s portfolio was $1,377,810. The unrealized appreciation (depreciation) of each of Keating Capital’s portfolio companies as of June 30, 2013 is set forth in the table below.

	As of June 30, 2013

			Unrealized
			Appreciation
Portfolio Company	Cost	Value	(Depreciation)

Xtime, Inc.	$3,000,000	$5,100,000	$2,100,000
SilkRoad, Inc.	5,000,000	6,680,000	1,680,000
Harvest Power, Inc.	2,499,999	3,370,000	870,001
Tremor Video, Inc.	4,000,001	4,859,984	859,983
Metabolon, Inc.	4,000,000	4,840,000	840,000
TrueCar, Inc.	2,999,996	3,510,000	510,004
Zoosk, Inc.	2,999,999	3,510,000	510,001
Glam Media, Inc.	4,999,999	5,430,000	430,001
Jumptap, Inc.	4,999,995	5,380,000	380,005
Kabam, Inc.	1,328,860	1,420,000	91,140
Livescribe, Inc.	606,187	-	(606,187)
MBA Polymers, Inc.	2,000,000	1,340,000	(660,000)
Suniva, Inc.	2,500,007	1,410,000	(1,090,007)
BrightSource Energy, Inc.	2,897,131	1,490,000	(1,407,131)
Agilyx Corporation	4,000,000	2,490,000	(1,510,000)
Stoke, Inc.	3,500,000	1,880,000	(1,620,000)

Total	$51,332,174	$52,709,984	$1,377,810

Stockholder Call

Keating Capital invites stockholders, analysts and interested parties to attend Keating Capital’s earnings call on July 29, 2013, at 4:00 p.m. Eastern time. You may pre-register at https://cc.readytalk.com/r/sdqdrw1ul8cf&eom and participate in the call by dialing (800) 268-5851.

A slide presentation will accompany the earnings call and will be available prior to the earnings call at http://ir.keatingcapital.com/events.cfm. Select the Q2 2013 Earnings Call Slides link to download and print the presentation.

An archived audio replay of the earnings call together with the slide presentation will be available within approximately three hours after completion of the call at http://ir.keatingcapital.com/events.cfm. This archived recording will be available until the Company’s next quarterly conference call which has been tentatively scheduled for October 28, 2013, following the filing of its Q3 2013 results.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com